Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Destination Maternity Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of our reports dated December 14, 2012, with respect to the consolidated balance sheets of Destination Maternity Corporation and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2012.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 27, 2013